Exhibit 99.2

            Perma-Fix Announces 43% Increase In Net Income For 2003

    ATLANTA, March 2, 2004 /PRNewswire-FirstCall/ -- Perma-Fix Environmental Services, Inc. (Nasdaq: PESI; BSE) (Germany: PES.BE) today announced financial results for the fourth quarter and fiscal 2003. Revenues for the quarter ended December 31, 2003, totaled $20.0 million, compared to $20.2 million for the same period in 2002. Net income for the quarter was $586,000 or $.02 per share compared to net loss of $199,000 or $.01 per share for the same period in 2002.
    Results for the quarter reflect an 8.8% increase in revenue for the Industrial Segment, which was largely attributable to $1.9 million recognized on the Company's Newport Hydrolysate Project with the Army, which was completed in 2003. Revenue for the Nuclear Segment declined 10.4% due to continued timing irregularities of revenues within this segment.
    For the twelve months ended December 31, 2003, revenues increased by approximately 1.8% to a record $84.9 million, compared to revenues of $83.4 million in 2002. For the twelve months ended December 31, 2003, net income totaled $2.9 million or $.08 per share, compared to net income of $2.0 million or $.06 per share in 2002.
    Results for the year reflect a 17.6% increase in revenue for the Industrial Segment, which was largely attributable to $4.9 million recognized on the Company's Newport Hydrolysate Project with the Army. Revenue for the Nuclear Segment declined 11.5% due to the Department of Energy lockdowns related to the terrorism alerts in the first half of the year.
    Dr. Louis F. Centofanti, Chairman and CEO, commented, "We are quite pleased with the 43.3% increase in profitability, continued reduction in our long-term debt, and improved working capital position. We achieved these results despite the Department of Energy (DOE) lockdowns and resulting impact to our Nuclear Segment from the heightened terrorism alerts in the first half of 2003. Importantly, the DOE has put new procedures in place, which we believe will minimize the likelihood of future lockdowns. As a result, we were largely unaffected by the heightened terrorism alerts in the fourth quarter of 2003. Looking ahead, we expect continued growth in the Nuclear Segment in 2004, as we focus not only on treating mixed waste, but also on characterizing and handling the waste, which should ultimately improve the flow of waste to our facilities, and reduce the irregularity of this revenue stream."
    Dr. Centofanti continued, "We continue to make strides in improving the profitability of our Industrial Segment, which we should begin to recognize in the second quarter of 2004. Importantly, we are now focusing on higher margin accounts, and expect the recent workforce reductions will result in annual savings of approximately $3.2 million. Moreover, we continue to identify attractive growth opportunities that will utilize our state-of-the-art biological wastewater treatment process, including the destruction of chemical weapon byproducts."
    Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The industrial services segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The nuclear services segment provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including the Departments of Energy and Defense and nuclear utilities. The Company operates nine major waste treatment facilities across the country.
   This press release contains "forward-looking statements" which are based largely on the company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the company's control. Forward-looking statements include, but are not limited to, the information concerning possible or assumed future results of operations of the company, continued growth in the Nuclear Segment in 2004, improving profitability in the Industrial Segment, and minimized likelihood of future DOE lockdowns. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including without limitation, future economic conditions, industry conditions, competitive pressures, the ability of the company to apply and market its technologies, neither the government nor any party which has granted the Company a material contract terminates their contract prior to expiration of the term of the contract, the DOE's failure to abide by or comply with its contracts or to deliver waste as anticipated, and the continued acceptance of our new wastewater technology. The company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

    Please visit us on the World Wide Web at http://www.perma-fix.com.

    FINANCIAL TABLE FOLLOWS

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                 Three Months Ended         Twelve Months Ended
                                     December 31                December 31

(Amounts in Thousands,
  Except for Share
      Amounts)                  2003          2002          2003          2002

Net revenues                  $20,002       $20,236       $84,892       $83,404
Cost of goods sold             13,562        14,220        58,633        59,055
 Gross profit                   6,440         6,016        26,259        24,349
Selling, general and
 administrative
 expenses                       4,500         5,212        18,637        17,909
 Income from
  operations                    1,940           804         7,622         6,440
Other income (expense):
Interest income                     1             3             8            16
Interest expense                 (704)         (753)       (2,841)       (2,903)
Interest expense -
 financing fees                  (256)         (265)       (1,070)       (1,044)
Other                            (348)           59          (601)         (307)
Net income (loss)                 633          (152)        3,118         2,202
Preferred Stock
 dividends                        (47)          (47)         (189)         (158)

Net income (loss)
 applicable to
 Common Stock                    $586         $(199)       $2,929        $2,044
Net income (loss)
 per common share:
 Basic                           $.02         $(.01)         $.08          $.06
 Diluted                         $.01         $(.01)         $.08          $.05
Number of shares
 and potential common
 shares used in
 computing net income
 (loss) per share:
 Basic                         35,631        34,323        34,982        34,217
 Diluted                       46,396        34,323        39,436        42,618


                  PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                            As of December 31,

(Amounts in Thousands,
     Except for Share Amounts)                               2003         2002

ASSETS

    Current assets:
     Cash                                                     $411         $212
     Restricted cash                                            30           20
     Accounts receivable, net of allowance
      for doubtful accounts of $703 and $698                24,052       21,820
     Prepaid expenses and other                              3,318        3,517
     Total current assets                                   27,811       25,569
    Net property and equipment                              53,069       49,925
     Permits, net                                           16,680       20,759
     Goodwill, net                                           6,216        6,525
     Finite Risk Sinking Fund                                1,234           --
     Other assets                                            4,635        3,047
      Total assets                                        $109,645     $105,825
    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
     Accounts payable                                       $6,359       $9,759
     Accrued expenses and other                             14,397       11,706
     Current portion of long-term debt                       2,896        3,373
      Total current liabilities                             23,652       24,838
    Other long-term liabilities                              8,074        7,975
    Long-term debt, less current portion                    26,192       27,142
      Total long-term liabilities                           34,266       35,117
    Total liabilities                                       57,918       59,955
    Commitments and Contingencies                               --           --
    Preferred Stock of subsidiary, $1.00 par value;
     1,467,396 shares authorized, 1,284,730
     shares issued and outstanding, liquidation
     value $1.00 per share                                   1,285        1,285

    Stockholders' equity:
     Preferred Stock, $.001 par value;
     2,000,000 shares authorized, 2,500 shares
     issued and outstanding                                     --           --
     Common Stock, $.001 par value; 75,000,000
      shares authorized, 37,241,881 and 35,326,734
      shares issued, including 988,000 shares held
      as treasury stock, respectively                           37           35
     Additional paid-in capital                             69,640       66,799
     Accumulated deficit                                   (17,243)     (20,172)
     Interest rate swap                                       (130)        (215)

                                                            52,304       46,447
    Less Common Stock in treasury at cost;
     988,000 shares                                         (1,862)      (1,862)

    Total stockholders' equity                              50,442       44,585
    Total liabilities and stockholders'
     equity                                               $109,645     $105,825

SOURCE  Perma-Fix Environmental Services, Inc.
    -0-                    03/02/2004
    /CONTACT: Dr. Louis F. Centofanti, Chairman and CEO, Perma-Fix Environmental Services, Inc., +1-404-847-9990; or David Waldman, or John Heilshorn, both of Lippert-Heilshorn & Associates, +1-212-838-3777, or dwaldman@lhai.com; or Herbert Strauss, European investor relations, +011-43-316-296-316, or herbert@eu-ir.com, all for Perma-Fix Environmental Services, Inc./
    (PESI)